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                                                                      Exhibit 10


                                                September 30, 1997


Board of Trustees
Reserve Private Equity Series
810 Seventh Avenue
New York, New York  10019

Gentlemen:


      I have acted as counsel to the Reserve Private Equity Series, a Delaware business trust (the "Fund"), in connection with the registration of shares of the Blue Chip Growth, Convertible Securities Fund, Small-Cap Growth Fund (formerly Reserve Emerging Growth Fund), Informed Investors Growth Fund, Mid-Cap Growth Fund, International Equity Fund, and Large-Cap Value Fund ("Funds") with the Securities and Exchange Commission.


      As counsel to the Fund, I have made such investigations and have examined and relied upon the originals or copies, certified or otherwise identified to my satisfaction, of such records, instruments, certificates, memoranda and other documents as I have deemed necessary or advisable for the purposes of this opinion.

      1. The Fund has been duly incorporated and is validly existing under the laws of Delaware.

      2. To the best of my knowledge, no further approval, consent or other order of the Board of Trustees is legally required in connection with the organization of the Portfolios and the registration of their shares.

      3. To the best of my knowledge, the shares of the Portfolios, when issued, will be legally issued, non-assessable and, when subscribed to, fully paid.

      I consent to the filing of this opinion as an exhibit to the Fund's registration statement under the Securities Act of 1933.

                                                        Very truly yours,


                                                        /s/ Michelle L. Neufeld
                                                        ---------------------
                                                            Michelle L. Neufeld
                                                            Counsel